EXHIBIT 99.1

GEOGLOBAL REPORTS FISCAL 2012 FINANCIAL RESULTS NOT FILED

Calgary, Alberta, Canada, April 17, 2013 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced that the Company has not filed with the US and Canadian Regulatory authorities its audited consolidated financial statements for the year ended December 31, 2012, that were due to be filed on April 16, 2013.  The Company did not have sufficient funding to file its audited financial statements by the due date. As previously announced, the Company and Sarus Energy Ltd. ("Sarus") had agreed to close the first part of the sale of certain of the Company's Indian assets (the "Indian Asset Sale") for proceeds to the Company of $2 million on April 12, 2013.  Sarus did not close the first part of the transaction on time and has requested an extension.  The Company continues to focus on closing the transaction with Sarus and on finding other sources of capital. There is a substantial risk it will not prove to be successful.

The Company anticipates filing its audited financial statements upon the closing and funding of the first part of Indian Asset Sale or upon obtaining funding from other sources.

Financial Review

Set forth below is certain financial information from our unaudited financial statements as at and for the year ended December 31, 2012. All amounts in the release are in U.S. dollars unless otherwise noted:

Oil and gas sales	487,467
Interest Income	14,319
Impairment of oil and gas properties	15,861,223
Net loss and comprehensive loss	21,812,552
Net loss per share – basic and diluted	0.17
Current assets	22,336,143
Property and equipment	42,256,456
Total assets	67,503,267
Current liabilities	41,417,139
Total liabilities	42,251,973
Stockholders’ equity	25,251,294
Cash dividends	-0-

Going Concern

The Company has not achieved its planned principal operations and is considered to be in the development stage.  The Company’s exploration activities and overhead expenses are financed by way of equity issuance and to-date, oil and gas sales are incidental to the exploration process.

The Company’s financial statements as at and for the year ended December 31, 2012 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the year ended December 31, 2012, the Company incurred a net loss of approximately $21.8 million, used approximately $1.8 million of cash flow in its operating activities, used approximately $9.7 million in its investing activities and had an accumulated deficit of approximately $82.0 million.  As at December 31, 2012, the Company has working capital deficiency of approximately $19.1 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s cash balance at December 31, 2012 and anticipated cash flow from operating activities are not sufficient to satisfy its current liabilities and meet its exploration commitments of $12.1 million and $21.9 million, over the twelve months ending December 31, 2013 and the twenty-four months ending December 31, 2014, respectively.  As at December 31, 2012 the Company has $0.8 million of cash and cash equivalents, of which $0.1 million is committed to carry out activities of the Myra and Sara joint venture.  The residual cash of $0.7 million is available for general operations of the Company and to meet its current liabilities and exploration commitments of $12.1 million and $21.9 million as described above.

To meet its obligations, the Company must divest certain oil and gas interests, subsidiaries or other available assets, including entering into other financing arrangements typical in the industry such as farming out interests in oil and natural gas properties.  The Company will also continue to seek to raise capital through equity and debt markets.

The Company’s cash as at December 31, 2012, available for general operations of $0.7 million is not sufficient to meet its ongoing operational requirements.  In the fourth quarter of 2012, the Company has curtailed staffing at its Canadian and Indian offices and rationalized other expenditures to minimize the ongoing operational requirements pending the outcome of uncommitted financing activities described above.  If these activities are unsuccessful, the Company will be forced to substantially curtail or cease exploration, appraisal and development expenditures and other operating activities.

The Company’s ability to continue as a going concern is dependent on the success of the operational and financing initiatives and the successful completion of further exploration and development activities that will generate profitable operations from its oil and natural gas interests in the future.  The Company must make an assessment of its ability to fulfill current liabilities and to meet future exploration requirements in the normal course of business.  The assessment requires estimates regarding future uncommitted financing, future costs of exploration programs, timing of activities, future oil and gas prices, amongst other things.  Such estimates are subject to uncertainty and should our estimates be materially incorrect, the Company’s ability to continue as a going concern would be impaired and these consolidated financial statements could require material adjustments to the value of assets and liabilities.  These consolidated financial statements do not reflect any such adjustments or reclassifications.

Subsequent to December 31, 2012, the Company entered into share purchase agreement with Sarus Energy Limited, sold its office premise in India and entered into agreement with a private Israeli investment group. Proceeds received from these transactions will be used to reduce the working capital deficiency. As of today, these transactions, except for sale of office premise in India, have not closed and there can be no certainty that these transactions will successfully close. The Company’s ability to continue to meet our ongoing financial commitments and pay our creditors is dependent on closing these transactions.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC.
www.geoglobal.com
Phone:  +1-403-777-9250
Email:  info@geoglobal.com